Exhibit 99.1

Odyssey Health, Inc. Announces Successful Completion of Phase I Clinical Trial for Concussion Drug

Las Vegas, Nevada, Sept. 28, 2022 (GLOBE NEWSWIRE) -- Odyssey Health, Inc. (OTC: ODYY), f/k/a Odyssey Group International, Inc., a company focused on developing unique, life-enhancing medical products, today announces the completion of all cohorts for its Phase I Single Ascending Dosing (SAD) and Multiple Ascending Dosing (MAD) clinical trial. Odyssey’s trial involved administering PRV-002, the Company’s novel drug to treat concussion, to healthy human subjects. Throughout the trial, the drug was safe and well tolerated.

The Phase I trial was conducted at Avance Clinical and Nucleus Network, two leading clinical research organizations. The trial consisted of a total of forty (40) healthy human volunteers. The trial was double-blinded, randomized and placebo controlled. For the SAD component twenty-four (24) subjects were separated into three (3) different groups and received drug at a ratio of 3:1 with placebo. The treatment groups were given either a low, medium, or high-single dose of PRV-002. For the MAD portion there were sixteen (16) subjects separated into two groups of eight and each subject received a single low or high dose for five (5) consecutive days. Following each cohort, the subjects were monitored by the Safety Review Committee (SRC). No severe adverse events were noted as PRV-002 was well-tolerated for all cohorts. No delays were instituted between cohorts. Vital signs, EKG readings, sleep patterns and breathing function were all normal through the entirety of the study. Blood labs showed no alterations associated with the PRV-002 treatment. Pharmacokinetic analysis showed a direct linear relationship between drug dosing concentration and blood plasma levels across all cohorts. Blood levels of PRV-002 were significantly lower with intranasal administration to what would be expected with other routes, suggesting a greater delivery to the brain.

“After reviewing the data from each of the cohorts, I have strong confidence that it is safe to proceed to the next clinical trial phase where PRV-002 will be administered for 10 consecutive days to subjects following concussion. Of particular note, the overall low levels of PRV-002 in the blood supports the hypothesis that more drug is getting to the brain itself when administered with the intranasal device. Less systemic exposure with this targeted approach promotes patient safety,” commented Dallas Hack, M.D., member of the Safety Review Committee.

Philip Ryan, M.D., Principal Investigator for Nucleus Network, commented, “PRV-002 was well-tolerated throughout the Phase I trial. The SRC has confidence about the safety of the intranasal delivery of PRV-002. We look forward to following the development process of Odyssey’s drug, PRV-002, during Clinical Phase II/III as they determine the efficacy of PRV-002 for concussed patients.”

Concussions in the armed forces are a serious issue. Odyssey is working with the United States military to identify sites for the Phase II trials.

“I’m excited to see that Odyssey’s drug was considered safe throughout the Phase I study. Safety always comes first for our soldiers. Now we can start the important work to determine the efficacy of PRV-002 a much-needed brain injury solution for the military and beyond. We need a treatment to prevent the deleterious sequelae of concussion as too many of our military men and women are retiring from the service with mental health disorders that lessen their quality of life,” remarked, Francis Beaudette, retired Commanding General of the U.S. Army Special Operations Command.

Odyssey is currently communicating with the Food and Drug Administration (FDA) to present the findings from the Phase I Trial. Phase II trial sites are being identified and study design is being created with the site’s medical leadership and Odyssey Medical Advisors. Concussions represent an “unmet” medical need and affects millions worldwide. Repetitive concussions can increase the risk of developing Chronic Traumatic Encephalopathy (CTE) and other neuropsychiatric disorders.

The global market for concussion treatment was valued at $6.9 billion in 2020 and is forecasted to reach $8.9 billion by 2027, according to Grandview Research. Common settings for concussion include contact sports, military training and operations, motor vehicle accidents, children at play and elderly assistive-living facilities due to falls.

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About Odyssey Health Inc. (formerly Odyssey Group International, Inc.)
Odyssey Health Inc. (OTC: ODYY) is a medical company with a focus in the area of life-saving medical solutions. Odyssey’s corporate mission is to create, acquire and develop distinct assets, intellectual property, and exceptional technologies that provide meaningful medical solutions. The company is focused on areas that have an identified technological advantage, provide superior clinical utility, and have a substantial market opportunity. For more information, visit the company’s website at www.odysseyhealthinc.com.

We encourage our shareholders to visit our corporate social media accounts for updates:
https://twitter.com/OdysseyHealth1
https://www.facebook.com/odysseyhealthinc
https://www.linkedin.com/company/odysseyhealthinc
https://www.youtube.com/channel/UCsS--v0od_fYIBu2tvqmj9Q

About PRV-002
PRV-002 is a fully synthetic, non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

About Nucleus Network

Nucleus Network is the only multi-site Phase 1 clinical trials provider located in Australia and the USA. Nucleus Network provides high-quality, first-in-human and early-phase trials for biotechnology and pharmaceutical companies across the USA, Europe and Asia. Located within cutting-edge health precincts, their cost-effective, accelerated clinical development solutions are supported by advanced technology, clinical excellence and research expertise.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the Phase II trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Inquiries:
Odyssey Health
info@odysseyhealthinc.com

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